Exhibit 10.14

ABS Computer Technologies, Inc.
16839 E. Gale Ave City of Industry, CA 91745
Tel: (626) 271-9700	Fax: (626) 271-9466

August 11, 2005

Shih-Chi (SC) Lee

1624 Via Margarita

Palos Verdes, CA 90274

Dear Shih-Chi (SC),

ABS Computer Technologies Inc. is pleased to offer employment to you as VP of Corporate Planning. This position is classified as a full-time exempt position. Your start date is August 01, 2005, and your starting salary is $14,583 per month, which when annualized is $175,000 per year.

The company observes a 3-month introductory period. You will also be provided an executive benefits package paid in full by the company. It offers Medical, Dental, Vision Care, Life and AD&D insurance. Your benefits eligibility begins as of your start date and the coverage is for you and your family

The 401K plan is available after six months of employment. All full time employees who have completed six months of service and are at least 21 years of age are eligible for company 401K participation beginning during the next 401K open enrollment period. Company matching begins after one year of service. In order to qualify for the company matching contribution, you must complete minimum 1,000 hours of service and be employed at the last day of the plan year.

We would also like to inform you that you are an “employee-at-will” and your employment is terminable at any time for any reason by either you or ABS Computer Technologies Inc. This offer is not intended to be a contract of employment and may not be construed as such. Also, this offer is contingent upon a successful completion of your background investigation.

We are looking forward to your joining our team here at ABS Computer Technologies, Inc. If you have any questions, please contact me at 626-271-9700 x22807

Sincerely,

/s/ Nate Uchida	Accepted: Shih-Chi (SC) Lee
Nate Uchida
Executive Recruiter
ABS Computer Technologies, Inc.	/s/ Shih-Chi (SC) Lee
16839 E. Gale Ave
City of Industry, CA 91745	Date: 08/01/2005

ABS

EMPLOYMENT AGREEMENT

This Agreement, dated as of 1st day of August 2005, is made by and between ABS Computer Technologies, Inc., a California corporation (“Employer”), and Shih Chi (SC)Lee (“Employee”) in order to provide, in writing, the terms and conditions for the employment of Employee by the Employer. The Employer and Employee may sometimes be collectively referred to herein as the “Parties” and each individually as a “Party.”

THEREFORE, it is agreed as follows:

1.	Terms of Employment

Employer agrees to employ and Employee accepts employment with Employer under the terms of this Agreement until Employee’s employment is terminated in accordance with this Agreement.

2.	Place of Employment

Unless the Parties agree otherwise in writing, during the term of employment Employee shall perform the services he is required to perform under this Agreement at Employer’s offices, located at 9997 E. Rose Hills Rd.; provided, however, that Employer may from time to time require Employee to travel temporarily to other locations on Employer’s business.

3.	Duties and Authority

3.1	Position. Employer shall employ Employee as VP of Corporate Planning or in such other capacity or capacities as Employer may from time to time prescribe.

3.2	Duties and Responsibilities. Employee shall perform all services appropriate to the position of VP of Corporate Planning as well as other services that may be assigned by Employer. Employee shall be subject to the discretion of Employer, which shall retain full control of the means and methods by which Employee performs the above services. Employee shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

3.3	Reasonable Time and Effort. Employee shall devote such time, interest, and effort to the performance of duties under this Agreement as may be fairly and reasonably necessary.

3.4	Outside Business Activities. During his employment, Employee shall not, without prior written consent of Employer, engage in any of the following: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial or professional activity (whether or not pursued for pecuniary gain) that is or may be in competition with Employer, that might create a conflict of interest with Employer, or that might otherwise interfere with the business of Employer.

3.5	Representations. Employee represents and warrants that (i) he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms and conditions of this Agreement; and (ii) Employee’s execution of this Agreement, his employment with Employer, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer, other person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

4.	Compensation

4.1	Salary. In consideration for the services rendered under this Agreement, Employer shall pay Employee $14,583 per month. Payable pursuant to the regularly established practice of Employer, as may be amended.

4.2	Benefits. Employee shall be entitled to vacation and sick leave in accordance with Employer’s standard policies. As Employee becomes eligible therefore, Employee shall have the right to participate in and receive benefits from all present and future benefit plans specified in Employer’s policies and generally made available to similarly situated employees of Employer. Nothing stated in this Agreement shall prevent Employer from changing or eliminating any benefit during Employee’s employment with Employer. All compensation to be paid to Employee under this Agreement shall be less withholdings required by law.

4.3	Expenses. Employer shall reimburse Employee for reasonable travel and other business expenses incurred by Employee in the performance of his duties, in accordance with Employer’s policies, as they may be amended in Employer’s sole discretion.

5.	Termination

5.1	At-Will Employment

5.1.1	By Employee. Employee may resign, and thereby terminate this Agreement at any time, preferably upon giving two (2) weeks written notice to the Employer.

5.1.2	By Employer. Employer may terminate Employee’s employment, and thereby terminate this Agreement, at any time. It is understood and agreed that Employee serves at the pleasure of Employer and that his employment may be terminated at any time, with or without notice, and with or without cause, and that no reason need be given for such termination.

5.2	Obligations

5.2.1	Confidential Information. Employee agrees that all property, including, without limitation, all equipment, tangible Confidential Information, as defined in Section 6.1 below, documents, books, records, reports, notes, contracts, lists, data and copies thereof, created in any medium and furnished to, contained by or prepared by Employee in the course of or incident to his employment, belongs to Employer and shall be promptly returned to Employer upon termination of Employee.

5.2.2	Benefits. All benefits to which Employee is otherwise entitled to shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer, or as required by law. Upon termination pursuant to Section 5.1.1 or Section 5.1.2, Employee shall be entitled to receive only such accrued benefits that may be due and payable at the time, but he shall not be entitled to any severance pay or other compensation.

5.2.3	Representations and Warranties. The representations and warranties made under this Agreement in Sections 6 and 7 shall survive the termination of employment.

5.2.4	Pending Work. Prior to termination, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and facilitate the orderly transfer of work to other employees.

6.	Confidential Information

6.1	Definition. Confidential Information is all information, past or present, in whatever form, tangible or intangible, pertaining in any manner to the relationship between Employer and any of its former or current employees. All information not generally known outside of Employer’s organization, and any such information so known only through improper means, shall be deemed Confidential Information. Without limiting the foregoing definition, Confidential Information shall include, but is not limited to: (i) business, marketing, and strategic plans of Employer, (ii) actions, claims or litigation against Employer, and (iii) employee compensation information. Employee shall consult any Employer procedures instituted to identify and protect certain types of Confidential Information, which are considered by Employer to be safeguards in addition to the protection provided by this Agreement. Nothing contained in those procedures or in this Agreement is intended to limit the effect of the other.

6.2	General Restrictions on Use. During the course of employment, Employee shall use and disclose Confidential Information, only for the benefit of Employer and as is necessary to carry out his responsibilities under this Agreement. Following termination, Employee shall neither, directly or indirectly, use or disclose any Confidential Information, except as expressly and specifically authorized in writing by Employer.

6.3	Representations and Warranties. Employee represents and warranties that he shall hold, in strict confidence, all Confidential Information and shall not disclose such information, directly or indirectly, to anyone outside of Employer, or use, copy, publish, or summarize any Confidential Information, except to the extent otherwise permitted in this Agreement.

6.4	Third-Party Information. Employee acknowledges that Employer has received and will receive from third parties Confidential Information subject to a duty on Employer’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that he owes Employer and such third parties, during the period of employment and thereafter, a duty to hold all such Confidential Information in the strictest confidence and not to disclose or use it except as necessary to perform his obligations hereunder and as is consistent with Employer’s agreement with such third parties.

7.	Unfair Competition

7.1	Unfair Competition Prohibited. Because of Employee’s employment by Employer, Employee will have access to trade secrets and confidential information about Employer, its products, customers, and its methods of doing business. In consideration of Employee’s access to this information, Employee agrees that for a period of at most five years after termination of Employee’s employment, Employee will not, directly or indirectly, compete with Employer in the field of Computer Technologies in the following locations: 9997 E. Rose Hills Rd. Whittier

7.2	Disclosure of Customer Information. In the course of Employee’s employment, Employee will have access to confidential records and data pertaining to Employer’s customers and to the relationship between these customers and Employer’s other employees. Such information is considered secret and is disclosed to Employee in confidence. During Employee’s employment by Employer and for at most five years after termination of that employment, Employee shall not directly or indirectly disclose or use any such information except as required in the course of Employee’s employment by Employer.

7.3	Solicitation of Other Employees. During at most five years after termination of Employee’s employment, Employee shall not induce or attempt to induce any employees of Employer to discontinue representing Employer for the purpose of representing a competitor, direct or indirect, of Employer.

7.4	Definition. Employee understands and agrees that direct competition means design, development, production, promotion or sale of products competitive with those of Employer. Indirect competition means employment by any competitor or third party providing products competing with Employer’s products, for whom Employee will perform the same or similar function as Employee performs for Employer under this Agreement.

8.	Arbitration

Arbitrable Claim. Employee understands and agrees that he will settle any and all previously unasserted claims, disputes or controversies arising out of or relating to his application or candidacy for employment, employment and/or cessation of employment with Employer or against any of its current and former officers, directors, employees, attorneys and agents, exclusively by final and binding arbitration before a neutral arbitrator, and that all types of relief available pursuant to the laws under which his claim(s) arise will be available by arbitration. Employee understands that any and all claims or disputes Employer has against Employee arising from his application or candidacy for employment, employment and/or cessation of employment will also be subject to binding arbitration.

Employee understands and agrees that such claims include, but are not limited to, any claims for violation of any alleged contract, express or implied; any covenant of good faith and fair dealing, whether express or implied; any tort; any federal, state, or local statute or regulation, including but not limited to the Federal Fair Labor Standards Act, the California Labor Code and the California Industrial Welfare Commission Orders; any federal, state, or local statute or regulation based on or related to the Age Discrimination in Employment Act, the California Fair Employment and Housing Act (Government Code sections 12900-12996); Title VII, Civil Rights Act of 1964 (42 U.S.C. sections 2000-2000(e)-1-17); the Americans with Disabilities Act; the Federal Family Medical Leave Act; and the California Family Rights Act.

Employee understands that by signing below, he is agreeing that he will not be able to raise any of the aforementioned claims in a court of law. In the arbitration, both parties will be permitted to conduct minimal discovery such as demands for document production and depositions, and that all disputes concerning the right to minimal discovery will be decided by the arbitrator. The arbitrator will decide the case after hearing the parties’ evidence and preparing a written decision.

Employee also understands and agrees that he must request arbitration in writing within a reasonable time not to exceed one year from the date that the dispute arises, and that he agrees to contribute to the cost of the arbitration to the same extent it would cost him to file a civil action in the county where he applied for employment and/or was employed.

9.	Notices

Any notice under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to the number provided below or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Employee at the corresponding address below. Employee shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Employer’s Notice Address:	Employee’s Notice Address:

ABS Computer Technologies, Inc.	Shih-Chi (SC) Lee
16839 E. Gale Ave	1624 Via Margarita
City of Industry, CA 91745	Palos Verdes, CA 90274
626-271-9700
Attn: Nate Uchida	Attn: Shih-Chi (SC) Lee

10.	Action by Employer

All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers and amendments to this Agreement, shall be made and authorized only by the Executive Vice-President or by his or her representative specifically authorized to fulfill these obligations under this Agreement.

11.	Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and all prior or contemporaneous agreements, representations, negotiations and understandings of the Parties hereto, oral or written, are hereby superseded and merged herein.

12.	Amendments; Waivers

This Agreement may not be modified or amended except by an instrument in writing, signed by each of the Parties.

13.	Assignment; Successors; and Assigns

Employee may not assign, sell, transfer, delegate or otherwise dispose of, any rights or obligations under this Agreement. Any such assignment, sale, transfer, delegation or other disposal shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights of obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

14.	Severability

If any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null, void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in full force and effect to the fullest extent permissible by law.

15.	Attorney’s Fees

In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney’s fees and costs.

16.	Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any claims or actions arising under this Agreement brought in a court of law shall be brought in a federal or state court in the County of Los Angeles.

17.	Construction

This Agreement reflects the negotiated agreement of the Parties. Accordingly, this Agreement shall be construed as if both Parties jointly prepared it, and no presumption against one Party or the other shall govern the interpretation or construction of any of the provisions of this Agreement.

18.	Legal Representation

Employee acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgement and not on any representations or promises other than those contained in this Agreement.